NSAR ITEM 77O
July 1, 2003 - December 31, 2003
Van Kampen Focus Equity Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

    1             Ipass Inc.     CSFB        1400        0.020%      7/23/03

    2     Carter Holdings Inc. Goldman Sachs 1700        0.027%     10/23/03


Underwriters for #1
Morgan Stanley
SG Cowen
Credit Suisse First Boston
Thomas Weisel Partners LLC

Underwriters for #2
Goldman Sachs & Co.
Banc of America Securities LLC
Credit Suisse First Boston Corp
Morgan Stanley
Morgan Keegan & Co.
Muriel Siebert & Co. Inc.
Suntrust Capital Markets
US Bancorp Piper Jaffray